I-WEB MEDIA, INC.
PROMISSORY NOTE

Principal Amount: $10,000	December 16, 2010

FOR VALUE RECEIVED, I-Web Media, Inc., a Delaware corporation, its assigns and successors (the “Company”), hereby promises to pay to the order of Rockland Group LLC, a Texas limited liability company (the “Holder”), in immediately available funds, the total principal sum of Ten Thousand Dollars ($10,000).  The principal hereof and any unpaid accrued interest thereon shall be due and payable on or before 5:00 p.m., Eastern Standard Time, on January 15, 2011 (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 3 hereof).  Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 6 hereof.  Interest shall accrue at the rate of fifteen percent (15%) per annum on this Note from the date hereof.  In addition, all wire transaction fees incurred by Holder will be reimbursed to Holder.

1.	History of the Loan. This Note is being delivered to Holder as consideration for a short term cash loan by and between the Company and Holder, made of even date hereof (the “Loan”).

2.	Payment Schedule. All principal, interest, and wire transaction fees due under this Note will be due and payable by the Company to the Holder on January 15, 2011.

3.
Prepayment.  The Company may at any time prepay all or any part of the then-outstanding principal and interest, provided that concurrently with each such prepayment the Company shall pay accrued interest on the principal, if any, so prepaid to the date of such prepayment.

4.
Transferability.  This Note shall not be transferred, pledged, hypothecated, or assigned by either party without the express written consent of the other Party.  In the event any third party acquires a controlling interest in the Company or acquires substantially all of the assets of the Company (a “Reorganization Event”), this Note will survive and become an obligation of the party that acquires such controlling interest or assets.  In the event of a Reorganization Event the Company agrees to make the party that acquires such controlling interest or assets aware of the terms of this Section and this Note.

5.	Default. The occurrence of any one of the following events shall constitute an Event of Default:

(a)           The non-payment, when due, of any principal or interest pursuant to this Note;

(b)           The material breach of any representation or warranty in this Note.  In the event the Holder becomes aware of a breach of this Section 7(b), the Holder shall notify the Company in writing of such breach and the Company shall have five business days after notice to cure such breach;

(c)           The breach of any covenant or undertaking, not otherwise provided for in this Section 7;

(d)           The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(e)           The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

6.	Notices. All notices required under this Note shall be given as follows:

If to the Company:	James F. Groelinger
Chief Executive Officer
I-Web Media, Inc.
1 International Boulevard, Suite 400
Mahwah, NJ  07495
E-mail: jgroelinger@hbcapital.com
Fax:  (518) 252-3917

If to the Holder:	Harry Pond
Managing Partner
Rockland Group LLC
706 Hillcrest Dr.
Richmond, TX  77469
E-mail: rockhpond@gmail.com
Fax: 281-242-0080

7.
Governing Law; Venue.  This Note is executed pursuant to and shall be interpreted and governed for all purposes under the laws of the State of Texas.  Any cause of action brought to enforce any provision of this Note shall be brought in the appropriate court in Fort Bend County, Texas.  If any provision of this Agreement is declared void, such provision shall be deemed severed from this Note, which shall otherwise remain in full force and effect.  This Note shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof

8.
Conformity with Law.  It is the intention of the Company and Holder to conform strictly to applicable usury and similar laws.  Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable, or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

9.
Modification; Waiver.  No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and Holder.  If any provision of this Note shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Note or the validity or enforceability of this Note in any other jurisdiction.  This Note supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof

IN WITNESS WHEREOF, the Company has signed and sealed this Note and delivered it as of December 16, 2010.

“Company”	“Holder”

I-Web Media, Inc.,	Rockland Group LLC

a Delaware corporation	a Texas limited liability company

[sig]
/s/ James F. Groelinger	/s/ Harry Pond

By: James F. Groelinger	By: Harry Pond

Its: Chief Executive Officer	Its: Managing Partner